UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

United America Indemnity, Ltd.
(Name of Issuer)
Class A Common Shares, $0.0001 par value per share
(Title of Class of Securities)
90933T109
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS Fox Paine International GP, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		31,664,596(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		31,664,596(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	31,664,596(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	52.3%(2)

12	TYPE OF REPORTING PERSON

	CO
(1) Includes 7,541,852 Class A Common Shares and 24,122,744 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. Fox Paine International GP, Ltd. beneficially owns: (a) 100% of the Class B Common Shares outstanding; (b) 52.3% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 89.6% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 2 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS Fox Paine & Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		31,664,596(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		31,664,596(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	31,664,596(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	52.3%(2)

12	TYPE OF REPORTING PERSON

	OO
(1) Includes 7,541,852 Class A Common Shares and 24,122,744 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. Fox Paine & Company, LLC beneficially owns: (a) 100% of the Class B Common Shares outstanding; (b) 52.3% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 89.6% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 3 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS Fox Paine Capital International GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		31,664,596(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		31,664,596(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	31,664,596(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	52.3%(2)

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 7,541,852 Class A Common Shares and 24,122,744 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. Fox Paine Capital International GP, L.P. beneficially owns: (a) 100% of the Class B Common Shares outstanding; (b) 52.3% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 89.6% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 4 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS Fox Paine Capital Co-Investors International GP, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,400,471(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,400,471(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,400,471(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.3%

12	TYPE OF REPORTING PERSON

	CO
(1) Includes 561,239 Class A Common Shares and 1,839,232 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. Fox Paine Capital Co-Investors International GP, Ltd. beneficially owns: (a) 7.6% of the Class B Common Shares outstanding; (b) 4.0% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 6.8% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 5 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS Fox Paine Capital Fund II International, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		29,264,125(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		29,264,125(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	29,264,125(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	49.8%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 6,980,613 Class A Common Shares and 22,283,512 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. Fox Paine Capital Fund II International, L.P. beneficially owns: (a) 92.4% of the Class B Common Shares outstanding; (b) 48.3% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 82.8% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 6 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Holdings (Cayman) II, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		17,294,579(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		17,294,579(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	17,294,579 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☑(2)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	36.2%(3)

12	TYPE OF REPORTING PERSON

	CO
(1) Includes 5,905,117 Class A Common Shares and 11,389,462 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Excludes 10,894,050 Class B Common Shares loaned by U.N. Holdings (Cayman), Ltd. to U.N. Holdings (Cayman) II, Ltd., which U.N. Holdings (Cayman), Ltd. has the right to call on demand.
(3) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Holdings (Cayman) II, Ltd. beneficially owns: (a) 47.2% of the Class B Common Shares outstanding; (b) 28.6% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 43.2% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 7 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Holdings (Cayman), Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,969,546(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		11,969,546(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,969,546(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	25.3%

12	TYPE OF REPORTING PERSON

	CO
(1) Includes 1,075,496 Class A Common Shares and 10,894,050 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Holdings (Cayman), Ltd. beneficially owns: (a) 45.2% of the Class B Common Shares outstanding; (b) 19.8% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 39.6% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 8 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund I (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,106,981(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,106,981(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,106,981(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.0%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 259,356 Class A Common Shares and 847,625 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund I (Cayman), L.P. beneficially owns: (a) 3.5% of the Class B Common Shares outstanding; (b) 1.8% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 3.2% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 9 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund II (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		865,280(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		865,280(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	865,280(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.3%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 202,728 Class A Common Shares and 662,552 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund II (Cayman), L.P. beneficially owns: (a) 2.8% of the Class B Common Shares outstanding; (b) 1.4% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 2.5% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 10 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund III (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		288,426(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		288,426(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	288,426(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.8%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 67,576 Class A Common Shares and 220,850 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund III (Cayman), L.P. beneficially owns: (a) 0.9% of the Class B Common Shares outstanding; (b) 0.5% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 0.8% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 11 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund IV (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		54,839(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		54,839(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	54,839(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.2%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 12,849 Class A Common Shares and 41,990 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund IV (Cayman), L.P. beneficially owns: (a) 0.2% of the Class B Common Shares outstanding; (b) 0.1% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 0.2% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 12 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund V (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		54,839(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		54,839(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	54,839(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.2%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 12,849 Class A Common Shares and 41,990 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund V (Cayman), L.P. beneficially owns: (a) 0.2% of the Class B Common Shares outstanding; (b) 0.1% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 0.2% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 13 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund VI (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,768(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		5,768(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,768(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 1,351 Class A Common Shares and 4,417 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund VI (Cayman), L.P. beneficially owns: (a) 0.0% of the Class B Common Shares outstanding; (b) 0.0% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 0.0% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 14 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund VII (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,001(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		5,001(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,001(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 0 Class A Common Shares and 5,001 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund VII (Cayman), L.P. beneficially owns: (a) 0.0% of the Class B Common Shares outstanding; (b) 0.0% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 0.0% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 15 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund VIII (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,885(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,885(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,885(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 676 Class A Common Shares and 2,209 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund VIII (Cayman), L.P. beneficially owns: (a) 0.0% of the Class B Common Shares outstanding; (b) 0.0% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 0.0% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 16 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS U.N. Co-Investment Fund IX (Cayman), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		16,452(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		16,452(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	16,452(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON

	PN
(1) Includes 3,854 Class A Common Shares and 12,598 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. U.N. Co-Investment Fund IX (Cayman), L.P. beneficially owns: (a) 0.1% of the Class B Common Shares outstanding; (b) 0.0% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 0.1% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 17 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS Saul A. Fox

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		32,243,972(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		32,243,972(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	32,243,972(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	53.3%

12	TYPE OF REPORTING PERSON

	IN
(1) Includes 8,121,228 Class A Common Shares and 24,122,744 Class B Common Shares. Each Class B Common Share has 10 votes per share and is convertible into one Class A Common Share.
(2) Based on: (i) 36,434,262 Class A Common Shares and 24,122,744 Class B Common Shares outstanding as of November 2, 2009; and (ii) the fact that each Class B Common Share is convertible into one Class A Common Share. Saul A. Fox beneficially owns: (a) 100.0% of the Class B Common Shares outstanding; (b) 53.3% of the Class A Common Shares and Class B Common Shares, combined; and (c) because each Class B Common Share has 10 votes and each Class A Common Share has one vote, 89.8% of the combined voting power of the Class A Common Shares and Class B Common Shares.

Page 18 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS Mercury Assets Delaware, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		579,376

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		579,376

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	579,376

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.6%

12	TYPE OF REPORTING PERSON

	OO

Page 19 of 25 pages

CUSIP No.	90933T109

1	NAMES OF REPORTING PERSONS The Mercury Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Not applicable

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		579,376

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		579,376

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	579,376

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.6%

12	TYPE OF REPORTING PERSON

	OO

Page 20 of 25 pages

Item 1.
(a) Name of Issuer:
United America Indemnity, Ltd.
(b) Address of Issuer’s Principal Executive Offices:
3 Bala Plaza East, Suite 300
Bala Cynwyd, Pennsylvania 19004
Item 2.
(a) Name of Person Filing:
Fox Paine International GP, Ltd.
Fox Paine & Company, LLC
Fox Paine Capital International GP, L.P.
Fox Paine Capital Co-Investors International GP, Ltd.
Fox Paine Capital Fund II International, L.P.
U.N. Holdings (Cayman) II, Ltd.
U.N. Holdings (Cayman), Ltd.
U.N. Co-Investment Fund I (Cayman), L.P.
U.N. Co-Investment Fund II (Cayman), L.P.
U.N. Co-Investment Fund III (Cayman), L.P.
U.N. Co-Investment Fund IV (Cayman), L.P.
U.N. Co-Investment Fund V (Cayman), L.P.
U.N. Co-Investment Fund VI (Cayman), L.P.
U.N. Co-Investment Fund VII (Cayman), L.P.
U.N. Co-Investment Fund VIII (Cayman), L.P.
U.N. Co-Investment Fund IX (Cayman), L.P.
Saul A. Fox
Mercury Assets Delaware, LLC
The Mercury Trust
(b) Address of Principal Business Office or, if none, Residence:
c/o Fox Paine & Company, LLC, 3500 Alameda de las Pulgas, Menlo Park, California 94025
(c) Citizenship:
Fox Paine International GP, Ltd. – Cayman Islands
Fox Paine & Company, LLC – Cayman Islands
Fox Paine Capital International GP, L.P. – Cayman Islands
Fox Paine Capital Co-Investors International GP, Ltd. – Cayman Islands
Fox Paine Capital Fund II International, L.P. – Cayman Islands
U.N. Holdings (Cayman) II, Ltd. – Cayman Islands
U.N. Holdings (Cayman), Ltd. – Cayman Islands
U.N. Co-Investment Fund I (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund II (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund III (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund IV (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund V (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund VI (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund VII (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund VIII (Cayman), L.P. – Cayman Islands
U.N. Co-Investment Fund IX (Cayman), L.P. – Cayman Islands
Saul A. Fox – United States
Mercury Assets Delaware, LLC – Delaware
The Mercury Trust – N/A

Page 21 of 25 pages

(d) Title of Class of Securities:
Class A Common Shares, $0.0001 par value per share
(e) CUSIP Number: 90933T109

Item 3.	If this statement is filed pursuant to §§240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

(f)	☐	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

(g)	☐	A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3)

(j)	☐	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J)

(k)	☐	Group, in accordance with Section 240.13d-1(b)(1)(ii)(K)
Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:

Fox Paine International GP, Ltd.	31,664,596 shares, consisting of 7,541,852 Class A Common Shares and 24,122,744 Class B Common Shares
Fox Paine & Company, LLC	31,664,596 shares, consisting of 7,541,852 Class A Common Shares and 24,122,744 Class B Common Shares
Fox Paine Capital International GP, L.P.	31,664,596 shares, consisting of 7,541,852 Class A Common Shares and 24,122,744 Class B Common Shares
Fox Paine Capital Co-Investors International GP, Ltd.	2,400,471 shares, consisting of 561,239 Class A Common Shares and 1,839,232 Class B Common Shares
Fox Paine Capital Fund II International, L.P.	29,264,125 shares, consisting of 6,980,613 Class A Common Shares and 22,283,512 Class B Common Shares
U.N. Holdings (Cayman) II, Ltd.	17,294,579 shares, consisting of 5,905,117 Class A Common Shares and 11,389,462 Class B Common Shares
U.N. Holdings (Cayman), Ltd.	11,969,546 shares, consisting of 1,075,496 Class A Common Shares and 10,894,050 Class B Common Shares
U.N. Co-Investment Fund I (Cayman), L.P.	1,106,981 shares, consisting of 259,356 Class A Common Shares and 847,625 Class B Common Shares
U.N. Co-Investment Fund II (Cayman), L.P.	865,280 shares, consisting of 202,728 Class A Common Shares and 662,552 Class B Common Shares
U.N. Co-Investment Fund III (Cayman), L.P.	288,426 shares, consisting of 67,576 Class A Common Shares and 220,850 Class B Common Shares
U.N. Co-Investment Fund IV (Cayman), L.P.	54,839 shares, consisting of 12,849 Class A Common Shares and 41,990 Class B Common Shares
U.N. Co-Investment Fund V (Cayman), L.P.	54,839 shares, consisting of 12,849 Class A Common Shares and 41,990 Class B Common Shares
U.N. Co-Investment Fund VI (Cayman), L.P.	5,678 shares, consisting of 1,351 Class A Common Shares and 4,417 Class B Common Shares
U.N. Co-Investment Fund VII (Cayman), L.P.	5,001 shares, consisting of 5,001 Class B Common Shares
U.N. Co-Investment Fund VIII (Cayman), L.P.	2,885 shares, consisting of 676 Class A Common Shares and 2,209 Class B Common Shares
U.N. Co-Investment Fund IX (Cayman), L.P.	16,452 shares, consisting of 3,854 Class A Common Shares and 12,598 Class B Common Shares
Saul A. Fox	32,243,972 shares, consisting of 8,121,228 Class A Common Shares and 24,122,744 Class B Common Shares
Mercury Assets Delaware, LLC	579,376 Class A Common Shares
The Mercury Trust	579,376 Class A Common Shares

Page 22 of 25 pages

(b) Percent of class:

Fox Paine International GP, Ltd.	52.3%
Fox Paine & Company, LLC	52.3%
Fox Paine Capital International GP, L.P.	52.3%
Fox Paine Capital Co-Investors International GP, Ltd.	6.3%
Fox Paine Capital Fund II International, L.P.	49.8%
U.N. Holdings (Cayman) II, Ltd.	36.2%
U.N. Holdings (Cayman), Ltd.	25.3%
U.N. Co-Investment Fund I (Cayman), L.P.	3.0%
U.N. Co-Investment Fund II (Cayman), L.P.	2.3%
U.N. Co-Investment Fund III (Cayman), L.P.	0.8%
U.N. Co-Investment Fund IV (Cayman), L.P.	0.2%
U.N. Co-Investment Fund V (Cayman), L.P.	0.2%
U.N. Co-Investment Fund VI (Cayman), L.P.	0.0%
U.N. Co-Investment Fund VII (Cayman), L.P.	0.0%
U.N. Co-Investment Fund VIII (Cayman), L.P.	0.0%
U.N. Co-Investment Fund IX (Cayman), L.P.	0.1%
Saul A. Fox	53.3%
Mercury Assets Delaware, LLC	1.6%
The Mercury Trust	1.6%
(c) Number of shares as to which the person has:

			Sole power to	Shared power to
	Sole power to	Shared power to	dispose or to	dispose or to
	vote or to direct	vote or to direct	direct the	direct the
	the vote	the vote	disposition of	disposition of
Fox Paine International GP, Ltd.	—	31,664,596	—	31,664,596
Fox Paine & Company, LLC	—	31,664,596	—	31,664,596
Fox Paine Capital International GP, L.P.	—	31,664,596	—	31,664,596
Fox Paine Capital Co-Investors International GP, Ltd.	—	2,400,471	—	2,400,471
Fox Paine Capital Fund II International, L.P.	—	29,264,125	—	29,264,125
U.N. Holdings (Cayman) II, Ltd.	—	17,294,579	—	17,294,579
U.N. Holdings (Cayman), Ltd.	—	11,969,546	—	11,969,546
U.N. Co-Investment Fund I (Cayman), L.P.	—	1,106,981	—	1,106,981
U.N. Co-Investment Fund II (Cayman), L.P.	—	865,280	—	865,280
U.N. Co-Investment Fund III (Cayman), L.P.	—	288,426	—	288,426
U.N. Co-Investment Fund IV (Cayman), L.P.	—	54,839	—	54,839
U.N. Co-Investment Fund V (Cayman), L.P.	—	54,839	—	54,839
U.N. Co-Investment Fund VI (Cayman), L.P.	—	5,678	—	5,678
U.N. Co-Investment Fund VII (Cayman), L.P.	—	5,001	—	5,001
U.N. Co-Investment Fund VIII (Cayman), L.P.	—	2,885	—	2,885
U.N. Co-Investment Fund IX (Cayman), L.P.	—	16,452	—	16,452
Saul A. Fox	—	32,243,972	—	32,243,972
Mercury Assets Delaware, LLC	—	579,376	—	579,376
The Mercury Trust	—	579,376	—	579,376

Page 23 of 25 pages

Item 5. Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
See the persons listed in response to Item 2(c)
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certifications.
Not applicable.

Page 24 of 25 pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2010
Date

Fox Paine International GP, Ltd.
Fox Paine & Company, LLC
Fox Paine Capital International GP, L.P.
Fox Paine Capital Co-Investors International GP, Ltd.
Fox Paine Capital Fund II International, L.P.
U.N. Holdings (Cayman) II, Ltd.
U.N. Holdings (Cayman), Ltd.
U.N. Co-Investment Fund I (Cayman), L.P.
U.N. Co-Investment Fund II (Cayman), L.P.
U.N. Co-Investment Fund III (Cayman), L.P.
U.N. Co-Investment Fund IV (Cayman), L.P.
U.N. Co-Investment Fund V (Cayman), L.P.
U.N. Co-Investment Fund VI (Cayman), L.P.
U.N. Co-Investment Fund VII (Cayman), L.P.
U.N. Co-Investment Fund VIII (Cayman), L.P.
U.N. Co-Investment Fund IX (Cayman), L.P.
Saul A. Fox
Mercury Assets Delaware, LLC
The Mercury Trust

By:	/s/ Saul A. Fox
	Name:	Saul A. Fox
	Title:	Authorized Signatory

Page 25 of 25 pages